RIVERNORTH FUNDS

Amendment No. 1 to Agreement and Declaration of Trust

The undersigned, the President of Rivernorth Funds (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees by unanimous written consent dated as of December 28, 2010:

RESOLVED, that pursuant to Section 4.1 of the Agreement and Declaration of Trust of the RiverNorth Funds, we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

“Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate one class of shares for the RiverNorth Core Opportunity Fund and establish and designate a Retail Class and an Institutional Class of shares of the RiverNorth/DoubleLine Strategic Income Fund. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following rights and preferences:”

Dated: 12/28/2010

s/ Patrick W. Galley
Patrick W. Galley, President